Exhibit 10.20
YAHOO! PUBLISHER NETWORK SERVICE ORDER # 205132

PUBLISHER: Interchange Corporation	PUBLISHER TAX ID: 33-0849123

Start Date: October 17, 2005	End Date: ***
This SO will automatically renew for additional one year periods unless either party gives notice of non-renewal at least 90 days before the expiration of the current one year term.
Site: Local.com

Services and Links:	☑	Paid Search: Search
Box
Implementation:
× As shown in Attachment A and as described in this SO and Attachments

× Paid Search: Minimum Above the Fold: ***

× Publisher will launch services within ten business days of receiving the production feed from Overture
Compensation: For Paid Results, Overture will pay Publisher a percentage of Adjusted Gross Revenue as follows:

***	***

***	***
***	***
***	***
***	***
Adjustment: ***
Overture and Publisher have agreed to negotiate, in good faith, *** of the initial Term of this SO. Non-Disclosure Agreement (“NDA”) effective date: July 15, 2005

Send notices to:
PUBLISHER	OVERTURE
One Technology Drive, Building G, Irvine, CA 92618	74 N Pasadena Ave, 6th Floor, Pasadena CA 91103
Attn: Chief Financial Officer	Attn: General Counsel
Fax: 949-784-0880	Fax: 626-685-5601

1

YAHOO! PUBLISHER NETWORK SERVICE ORDER # 205132
Publisher and Overture agree to this Service Order and all Attachments.
Signed:

INTERCHANGE CORPORATION		OVERTURE SERVICES, INC. YAHOO! SEARCH MARKETING

By:	/s/ Douglas S. Norman	By:	/s/

Name:	Douglas S. Norman	Name:

Title:	CFO	Title:	President

2

YAHOO! PUBLISHER NETWORK SERVICE ORDER # 205132
ATTACHMENT A
ADDITIONAL IMPLEMENTATION REQUIREMENTS
A.	Requirements for all Links, Queries and Results

1.	Publisher will implement all Links and Results in a manner *** the mockups including but not limited to margins, text size, color, font, shading/background, spacing, blank areas, content categories, number of listings, section and placement on the page (top to bottom and left to right). ***

2.	Publisher will display the labels and headings in a manner *** the mockups (or any labels, headings or notices provided by Overture or required by law), with a nearby prominent link to a webpage that explains in language approved by Overture that certain Results are sponsored advertising. Overture reserves the right to include links within the Results to further clarify the sponsored nature of the Results ***

3.	Publisher will display all Paid Search Results and Hyperlink Results on the next webpage displayed to a user after a Query, with no interstitial content, at the same time as it displays the other content on that webpage.

4.	Publisher will not cache Results.

5.	Publisher will display the *** Paid Results (or any lesser number delivered by Overture) contiguously, in the order provided by Overture, without any other content between the individual Paid Results.

6.	Publisher will not truncate the full titles, descriptions and URLs provided by Overture and will not modify any part of the Results. Publisher will display Results in the language provided by Overture.

7.	Publisher will include the Links on the Site as described in the Agreement. Publisher will not request Results by any means except the Links and will not place Links on any website, software application or email except for the Site. *** Publisher will use commercially reasonable efforts to enable all of its users to access and use the Links and Results and to deliver all Queries to Overture every time a user enters a search into the Search Box or clicks on a Hyperlink on the Site.

B.	Additional Requirements for Hyperlinks

1.	If Publisher wishes to use Hyperlinks from Overture on the Site, the parties will agree in writing on the pages that will display Hyperlinks (“Ad Pages”), using keywords approved in writing or dynamically determined by Overture. Publisher will display Hyperlinks to all users who navigate to the Ad Pages, to the extent Hyperlinks are provided by Overture. Publisher will allow the Hyperlinks to send Overture a Query each time that a user clicks on a Hyperlink. Overture reserves the right to require Publisher to remove Hyperlinks from any webpage or to stop using any keyword for any reason or no reason.

2.	Publisher will display Hyperlinks at the same time as it displays the other content on the Ad Page.

C.	Additional Requirements for Paid Search

1.	Publisher will implement the Search Box *** and any other pages mutually agreed to by the parties.
Attachment A — Page 1	Overture Confidential

YAHOO! PUBLISHER NETWORK SERVICE ORDER # 205132
MOCKUPS

Local.com - Results for flowers in Newport Beach, CA. - Microsoft Internet Explorer

File Edit View Favorites Tools Help

Back Search Favorites

Address http://www2.local.dev/results.aspx?keyword=flowers&location=Newport+Beach,+CA&page=2&sort= Go Links

Local.com BETA

flowers | Newport Beach, CA | Local Search

what | where | Set this location

Found it!SM 11 - 20 of 107 matches for **flowers** in or near **Newport Beach, CA.**

SPONSORS

Everyday **Flowers** in Tustin
Two dozen roses 59.99. Same-day flower delivery to most cities in Orange County California.
www.everydayflowers.net | View Local Info

Order **Flowers** Online at Teleflora
Teleflora official site. $5 off any order with this link. Same-day delivery available. Choose from hundreds of beautiful bouquets, centerpieces, budget gifts and more.
www.teleflora.com

1-800-**FLOWERS**.COM - **Flowers** from $19.99
Fresh **flowers** designed by top floral artists starting from $19.99 from 1-800-**FLOWERS**.COM. Same-day nationwide delivery. Always great value. Ranked No. 1 florist by Internet Retailer.
www.1800flowers.com

LOCAL RESULTS (sorted by Distance)

Sort by Name

Azar Inc
0.6 Mi Map 2007 Birch St - Newport Beach, CA 92660 (949)757-9461 [Send to phone]
azarflorist.com

California Flower Market
0.6 Mi Map 882 W 16 B 16 & Plac N - Newport Beach, CA 92660 (949)650-5700 [Send to phone]

Armstrong Garden Centers
1.0 Mi Map 1500 E Coast Hwy. - Newport Beach, CA 92660 (949)644-9510 [Send to phone]
View Store Specials

LOCAL SPONSORS

Cummings **Flowers**
1175 Baker St Ste E23,, Costa Mesa, CA 92626

Bird Of Paradise
17775 Main St #m,, Irvine, CA 92614

Conroy's **Flowers**
2240 S Bristol St,, Santa Ana, CA 92704

Seeds Of Love **Flowers**
19400 Beach Blvd,, Huntington Beach, CA 92648

Metro International Co
1918 E Edinger Ave,, Santa Ana, CA

Unknown Zone (Mixed)

Mockups — Page 1	Overture Confidential

YAHOO! PUBLISHER NETWORK SERVICE ORDER # 205132
ATTACHMENT B – TERMS AND CONDITIONS
The parties agree to the following:
This “Agreement” consists of the Service Order (“SO”), all Attachments, and the NDA. The “Term” of this Agreement is the period between the Start Date and the End Date, plus any renewal periods, unless terminated earlier as provided in this Agreement.
1. License. During the Term and subject to Publisher’s compliance with this Agreement, Overture grants to Publisher a limited, non-exclusive, non-assignable, non-transferable, non-sublicensable (unless explicitly provided for under this Agreement), royalty-free license to use and display the Links and the Results on the Site, solely for purposes contemplated in this Agreement. The above license includes the limited right to use and reproduce the software code and/or URLs that allow Publisher to create Links and receive Results. Publisher may use and/or display the Links and Results solely as described in this Agreement.
2. Services. Overture will use commercially reasonable efforts to respond to Queries by *** delivering Results or a response that no Results are being delivered. Overture will determine the number of Results provided for each Query.
3. Site. This Agreement applies to the top-level domain of the Site (including successor sites), all webpages within the top-level domain of the Site, *** For avoidance of doubt, “all webpages within the top-level domain of the Site” includes webpages under the ”local.com” domain that is preceded by a city, state or other local or regional designation (e.g. “amarillo.local.com”).
4. Future Offerings. *** Publisher will notify Overture, and provide Overture with *** to make a proposal to provide Paid Results with respect to such new implementation. *** the parties will amend the SO to include such new markets (which shall thereafter be deemed part of the “Territory”).
5. Compensation. “Adjusted Gross Revenue” means Gross Revenue minus the Adjustment. “Gross Revenue” means the amount earned by Overture from Advertisers solely from the Paid Results shown on the Site. Gross Revenue is calculated and payment is made to Publisher (a) net of any taxes Overture is required to collect, withhold or pay with respect to such earned amount (except taxes on Overture’s net income); (b) net of all credit card processing fees, bad debt and charge-backs, commissions or discounts allowed or paid to advertising agencies *** and (c) net of refunds to Advertisers.
6. Payment. Overture will pay Publisher within 45 days after the end of the calendar month in which the relevant Results appeared on the Site. Payment will be made in US dollars. If Overture’s Advertisers pay Overture in any other currency, Overture will calculate payment using the average exchange rate as published by a nationally recognized source (e.g., Oanda). If the Territory includes countries other than the United States, Publisher acknowledges that payment will only be made after Publisher fulfills Overture’s invoicing requirements. Overture may offset payments by any amounts Publisher owes to Overture, including previous overpayments. Overture may make payments only when Publisher’s balance exceeds US $250.00 (or until termination or expiration of this Agreement). Except as specifically set forth in this Section or the rest of this SO, Overture will retain all revenues derived from or in connection with its services.
7. Reports. Publisher will receive a monthly report describing how the payment was determined. Overture shall provide Publisher with *** access, *** to Publisher, the Partner Management Center or succeeding service, which provides preliminary online data on the performance of the Results on the Site, ***
8. Exclusivity. *** Publisher will ensure that Overture is the exclusive source of Paid Listings. *** Furthermore, Publisher will not display Algorithmic Listings from *** on any search results page on the Site. Publisher agrees that any violation of this Section 8 will cause Overture irreparable harm for which there is no adequate remedy at law. Publisher waives any requirement for a bond in connection with any claim for injunctive relief. ***
9. Ownership. As between Overture and Publisher, all right, title and interest in the Results, and the Yahoo! Marks are exclusively owned by Overture, its licensors and/or its Advertisers, and all right, title and interest in the Site, the Publisher Content, and the Publisher trademarks and servicemarks are exclusively owned by Publisher and/or its licensors. Neither party grants any rights other than the limited licenses granted in Sections 1 above and 10 below. Each party reserves any rights not expressly granted and disclaims all implied licenses, including implied licenses to trademarks and patents.
10. Matched Ad License. [Intentionally
Attachment B — Page 1

YAHOO! PUBLISHER NETWORK SERVICE ORDER # 205132
Omitted.]
11. Responsibility for the Site. Publisher is solely responsible for the ownership, development, maintenance and operation of the Site and the Publisher Content. Publisher will provide at least 10 business days’ prior notification to Overture of any material change in the content, design or architecture of the Site that would materially change the target audience or affect the implementation or display of the Links or the Results. If any such change is material, as reasonably determined by Overture, or if Overture receives one or more material complaints about the Site *** (including complaints about the traffic sent to Advertisers from the Site), then Overture may terminate this Agreement, subject to the notice, cure and suspension provisions in Section 19 below. However, such termination may be made immediately upon notice, without opportunity to cure, if any of the following factors relating to Publisher or the Site is also present: a threatened or initiated third party claim or proceeding against Overture or an Overture Related Party; a governmental action or investigation; adverse publicity or media attention; or Overture’s reasonable belief that Overture, an Overture Related Party or any Advertiser may incur liability. In addition, termination under this Section 11 may be made without opportunity to cure if notice of termination under this Section 11 has been provided to Publisher twice before.
12. Traffic Quality. For each user who submits a Query, Publisher will provide: (a) the user agent; (b) the Internet Protocol address; and (c) any anonymous user identification ascribed by Publisher, unique cookie or URL tag. Publisher will provide this information at the time a Query is sent to Overture. For clarity, Publisher will not share any personally identifiable information with Overture. Additionally, Publisher will utilize the URLs and other source feed indicators designated from time to time by Overture. The parties will cooperate in a commercially reasonable manner to minimize automated or fraudulent traffic. Overture will have no obligation to make payments (a) in instances when Publisher has failed to utilize designated source feed indicators correctly or (b) for any amounts generated from automated or fraudulent traffic. Overture shall determine the validity of all traffic in its reasonable discretion.
13. Confidentiality. For the duration of the Term, the parties’ confidentiality obligations will be governed by the terms of the NDA, which are incorporated into this Agreement by reference.
14. Overture Indemnification. Overture will indemnify, defend and/or settle, and pay damages awarded pursuant to, any third party claim brought against Publisher and/or Publisher’s officers, directors, employees, or agents, (a) which alleges that the Marks or Overture’s technology used in connection with providing Results infringes or misappropriates any valid intellectual property right *** provided that Publisher promptly notifies Overture in writing of any such claim, promptly tenders the control of the defense and settlement of any such claim to Overture (at Overture’s expense and with Overture’s choice of counsel), and cooperates fully with Overture (at Overture’s request and expense) in defending or settling such claim, including but not limited to providing any information or materials necessary for Overture to perform the foregoing. Overture will not enter into any settlement or compromise of any such claim, which settlement or compromise would result in any liability to Publisher *** without Publisher’s prior consent, which will not be unreasonably withheld.
15. Publisher Indemnification. Publisher will indemnify, defend and/or settle, and pay damages awarded pursuant to, any third party claim brought against Overture and/or Overture’s officers, directors, employees, or agents, which alleges that the Site *** infringes or misappropriates any valid intellectual property right; provided that Overture promptly notifies Publisher in writing of any such claim, promptly tenders the control of the defense and settlement of any such claim to Publisher (at Publisher’s expense and with Publisher’s choice of counsel), and cooperates fully with Publisher (at Publisher’s request and expense) in defending or settling such claim, including but not limited to providing any information or materials necessary for Publisher to perform the foregoing. Publisher will not enter into any settlement or compromise of any such claim, *** without Overture’s prior consent, which will not be unreasonably withheld.
16. DISCLAIMER OF WARRANTIES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, (A) OVERTURE AND ITS LICENSORS ARE NOT RESPONSIBLE FOR ANY CONTENT PROVIDED HEREUNDER OR FOR ANY SITES THAT CAN BE LINKED TO OR FROM THE RESULTS, (B) PUBLISHER ACKNOWLEDGES THAT OVERTURE’S MARKETPLACES ARE CONTINUOUSLY CHANGING AND THAT OVERTURE RESERVES THE RIGHT TO UPDATE ITS MARKETPLACES, PRODUCTS AND SERVICES, AND (C) OVERTURE AND ITS LICENSORS MAKE NO WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OR CONDITIONS OF
Attachment B — Page 2

YAHOO! PUBLISHER NETWORK SERVICE ORDER # 205132
MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, AND NONINFRINGEMENT.
17. LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY WILL BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY OTHER INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED, AND UNDER WHATEVER CAUSE OF ACTION OR THEORY OF LIABILITY BROUGHT (INCLUDING, WITHOUT LIMITATION, UNDER ANY CONTRACT, NEGLIGENCE OR OTHER TORT THEORY OF LIABILITY) EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY WILL BE LIABLE FOR DIRECT DAMAGES IN EXCESS OF THE GREATER OF (a) AMOUNTS PAID BY OVERTURE TO PUBLISHER DURING THE 12 MONTHS PRIOR TO THE TIME THAT THE CAUSE OF ACTION AROSE; OR (b) OVERTURE’S PROJECTED GROSS REVENUE FROM THIS AGREEMENT (ASSUMING NO BREACH HAD OCCURRED) FOR THE 6 MONTH PERIOD AFTER THE TIME THAT THE CAUSE OF ACTION AROSE.
NOTWITHSTANDING THE FOREGOING, THE ABOVE EXCLUSIONS AND LIMITATIONS OF LIABILITY WILL NOT APPLY TO: (i) A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS; (ii) AN INTENTIONAL BREACH BY PUBLISHER OF ITS EXCLUSIVITY OBLIGATIONS; or (iii) ANY AMOUNTS PAYABLE UNDER A PARTY’S EXPRESS INDEMNIFICATION OBLIGATIONS.
18. Abuse of Services. Unless specifically allowed in this Agreement, Publisher will not authorize, permit, enable or engage in any of the following:
(a) Queries or clicks on Results generated by misleading or incentivized means, including: (i) blind links (where users do not know that they will be performing a Query or clicking on a Result); (ii) requiring a user to search or click in order to obtain some other benefit or result; (iii) pre-populating the Search Box; (iv) Queries or clicks required in order to perform another function, such as leaving a webpage or closing a window; (v) Publisher, its employees, contractors or agents clicking on the Results except in the course of normal individual use; or (vi) offering a user any inducement of any kind to submit a Query or click on the Results;
(b) Unauthorized implementations of Overture’s service, including: (i) use, display, syndication, sublicensing or delivery of the Links, Results or Marks anywhere other than on the Site; (ii) Links placed on or Queries from or after 404 or other error messages; (iii) Queries from, or displays of Results or Links within pop-over or pop-under windows, in or through a downloadable application, or in or through an email; or (iv) using a software application that is downloaded to users’ computers to drive traffic to any website on which Links or Results appear unless the application has been formally approved by Overture;
(c) Sending *** Queries *** from users outside the Territory or masking the true user agent or IP address of a user;
(d) Adding, deleting or changing terms or characters of a Query by anyone other than the user;
(e) Display of anything (such as pop-up windows or expanding banners) that may obscure any portion of the Links or the Results or stripping, blocking, or filtering Results by any means or in any way preventing or inhibiting the display of Results in whole or in part; or
(f) Installing any program on a user’s computer or replacing a user’s home page, without the user’s express and informed prior consent.
Any search, impression, click or conversion generated in violation of this Section 18 shall not be counted for purposes of calculating any compensation owed to Publisher.
If Publisher violates any provision above, Overture may immediately suspend services upon notice to Publisher. If Publisher fails to cure within 48 hours after Overture informs Publisher of the violation or fails to provide reasonable assurances that there will be no further violations, Overture may terminate this Agreement immediately upon notice without liability to Publisher except for any compensation due to Publisher through the date of termination. *** If Publisher violates the same provision of this Section 18 more than once or any of the provisions of this Section 18 more than twice, Overture may terminate this Agreement without providing opportunity to cure.
19. Breach. Except where this Agreement provides otherwise, either party may terminate this Agreement if the other party fails to cure any material breach of this Agreement within 10 days of notice thereof. When Overture is the non-breaching party, Overture may suspend services to Publisher during the cure period if Overture believes the suspension will prevent harm to
Attachment B — Page 3

YAHOO! PUBLISHER NETWORK SERVICE ORDER # 205132
Overture or the Overture network.
20. Publisher Change of Control. Overture may terminate this Agreement immediately without liability upon the existence of a Change of Control by Publisher *** “Change of Control” means (a) a merger, consolidation or other reorganization to which Publisher is a party, if the individuals and entities who were stockholders (or partners or members or others that hold an ownership interest) of Publisher immediately prior to the effective date of the transaction have “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of less than eighty percent (80%) of the total combined voting power for election of directors (or their equivalent) of the surviving entity following the effective date of the transaction, (b) acquisition by any entity or group of direct or indirect beneficial ownership in the aggregate of then issued and outstanding securities (or other ownership interests) of Publisher in a single transaction or a series of transactions representing in the aggregate twenty percent (20%) or more of the total combined voting power of Publisher, or (c) a sale of all or substantially all of Publisher’s assets.
21. Conversion or Query Shortfall.
(a) If the conversion rate for the Site (meaning the percentage of users who arrive at an Advertiser’s website after clicking on a Result on the Site and then perform a specific act e.g., purchase, registration, etc.) for any calendar month is less than 70% of the average conversion rate for all Advertisers tracked by Overture, Overture may notify Publisher of the shortfall. Publisher will have 60 days to bring its conversion rate above 70% of the average. If Publisher fails to cure the shortfall, Overture may terminate this Agreement immediately upon notice. If Publisher’s conversion rate slips below 70% again, Overture may terminate this Agreement *** prior written notice. Publisher acknowledges that the specific act that constitutes a conversion may vary by Advertiser.
(b) In the event Publisher does not deliver at least 1,500,000 valid Queries (as determined in Overture’s reasonable discretion) during any 30-day period 180 days after the Start Date, Overture may, in its sole discretion, immediately terminate this Agreement, and the cure provisions otherwise set forth in this Agreement shall not apply.
22. Notice. Notice will become effective when delivered: (i) by courier to the address in the SO (established by written verification of personal, certified or registered delivery by courier or postal service); or (ii) by fax to the fax number in the SO (established by a transmission report and followed by a copy sent by courier or certified or registered mail). The parties will notify each other of updated addresses and/or fax numbers.
23. PR. No party will issue a press release or other written public statement regarding this Agreement without the other party’s written approval *** except that (a) Overture may communicate the general nature of this Agreement to Advertisers and may list Publisher as a Yahoo! publisher; and (b) if either party is required by a government agency (such as the SEC) to disclose the existence and/or terms of this Agreement, then the disclosing party may make such disclosure; provided that, the disclosing party shall (i) promptly notify the other party of such requirement, (ii) provide the other party with a reasonable opportunity to review and consent to such disclosure, which consent shall not be unreasonably withheld, and (iii) reasonably cooperate with the other party to seek confidential treatment or to obtain an appropriate protective order to preserve the confidentiality. Each party will use reasonable efforts to give the other party *** of its intent to file this Agreement with the SEC or other similar regulatory agency and will work in good faith with the other party for the purpose of agreeing upon and incorporating proposed redactions (such proposed redactions to comply with laws, rules and regulations interpreting securities and other applicable laws); provided that, in the event this Agreement must be filed with the SEC in connection with a Form 8-K, the required prior written notice period shall *** No cure period shall apply to a breach of this Section.
24. Assignment. Subject to the restrictions set forth below, this Agreement may be assigned in whole or in part and shall inure to the benefit of, and shall be binding upon, the parties’ successors and assigns. Notwithstanding anything contained herein to the contrary, no party shall assign any of its rights under this Agreement nor delegate any of its duties under this Agreement without Overture’s or Publisher’s, as applicable, prior written consent *** provided, however, that no such consent is required if an assignment is made by Overture to an Overture Related Party, *** Any unauthorized assignment or transfer of this Agreement shall be null and void and of no force or effect.
25. Agreement. Executed counterparts will each be deemed originals. The parties can rely on fax copies of the signed Agreement as if they are originals. Only a written instrument executed by the party expressly waiving compliance may waive any terms of this Agreement. This is the entire agreement between the parties on this subject and it supersedes any other agreements on this subject. Amendments must be in writing and
Attachment B — Page 4

YAHOO! PUBLISHER NETWORK SERVICE ORDER # 205132
signed by an officer of each party. If any part of this Agreement is invalid, the remainder shall remain in force and the invalid portion will be replaced with a valid provision coming closest to the parties’ intent and having like economic effect. Each party will use commercially reasonable efforts to give the other party 20 days written notice of its intent to file this Agreement with the SEC or other regulatory agency and to consult with the other party for the purpose of incorporating reasonable proposed redactions.
26. Law and Venue. This Agreement will be governed by California law, without regard for its conflict of law principles. The parties will resolve any disputes related to this Agreement in the state or federal courts of Los Angeles County, California, to whose exclusive jurisdiction and venue they irrevocably submit.
27. Expiration/Termination. When this Agreement expires or is terminated: all rights and licenses granted in this SO shall terminate immediately and Publisher will immediately cease using the Results and Marks; Sections 5, 6, 9, 13-17, 22, 23, 25-28 and 30 of this Attachment B and any other provisions of this SO that by their terms should survive the expiration or earlier termination of this SO will survive; and Publisher will promptly refund to Overture any unearned portion of any payment.
28. Mutual Audit. Each party (the “Auditing Party”), at its own expense, will be entitled to retain a reputable, independent certified public accounting firm (the “Auditor”) reasonably acceptable to the other party (the “Audited Party”) solely for the purpose of auditing, at a mutually agreed upon time during normal business hours, only those records of the Audited Party that are reasonably necessary to determine the Audited Party’s compliance with its obligations under this Agreement, including, without limitation, the obligations under Sections 5 and 6 of this Attachment B and/or the calculation of a conversion shortfall under Section 21 of this Attachment B. Prior to an audit, the Auditing Party will require the Auditor to sign a confidentiality agreement reasonably acceptable to the Audited Party, and the results of the audit and all information reviewed during such audit will be deemed the Audited Party’s Confidential Information. Such audit shall be conducted in accordance with generally accepted auditing standards. Auditor will be entitled to disclose to the Auditing Party only whether or not the Audited Party is in compliance with its obligations under the Agreement and, if the Audited Party is not in compliance, the amount of any non-compliance. Auditor will be precluded from disclosing any other Confidential Information of the Audited Party to the Auditing Party without the prior written consent of the Audited Party. Each party shall be entitled to one audit per rolling twelve (12) month period during the Term; however, an additional audit may be conducted at any time during the three (3) month period following the expiration or termination of this Agreement. ***
29. Misc. A party will not be liable for failing to perform because of strikes, riots, natural disasters, internet outages, terrorism, government action, or any other cause beyond the party’s reasonable control. The parties are independent contractors, not agents, partners, employees or joint venturers.
30. Definitions.
Above the Fold: visible without scrolling down, right or left, at a screen resolution of 800 x 600.
Advertiser: any entity providing advertising content to Overture paid marketplace databases for display as sponsored listings.
Algorithmic Listings: any response to a search query, keyword or other request served from an index or indexes of data related to Web pages generated, in whole or in part, by the application of an algorithmic search engine.
Category-Specific Local Search Listings: Search result listings provided directly from a third party’s local commercial database of category-specific advertisers (e.g. travel and hotels). Hotels.com and servicemagic.com are examples of Category Specific Local Paid Listing providers.
Hyperlinks: words and phrases provided by Overture that are displayed in the form of hyperlinks and that generate a Query when clicked on or used by a user.
Hyperlink Results: the content of Advertisers served from Overture’s paid marketplace databases in response to a Query generated by a click on a Hyperlink, provided for display as sponsored listings. Hyperlink Results include Local Paid Search Results.
Local Paid Search Results: means the Paid Search Results that contains locally targeted information and other content of Advertisers.
Links: Search Box and Hyperlinks, to the extent included in the SO.
Local Section: any section of Paid Listings on a search results page (labeled as “Local Sponsors” on the mockup to this SO) that is located below the National Section, which Paid Listings are generated based on bids and locality.
Marks: any Yahoo! trademark shown in the
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YAHOO! PUBLISHER NETWORK SERVICE ORDER # 205132
mockups.
Named Companies: *** and any entity controlled by any of such entities *** Overture may designate *** additional entities as Named Companies in writing *** during the Term; ***
National Section: the top section of Paid Listings on a search results page (labeled as “Sponsored Results” or “Sponsors” on the mockup to this SO), which Paid Listings are generated based on bids by Advertisers on keywords.
Overture Related Party: any entity controlling, controlled by, or under common control with Overture. In the event of an assignment of all or part of this Agreement to an Overture Related Party, the term “Overture” used in this Agreement shall be deemed to refer exclusively to the Overture Related Party, to the extent of the assignment (as to both the Overture Related Party’s responsibilities and rights).
Paid Listings: any search result listing that responds to a search query, keyword query, or other similar request for which the review, cataloging, collection, maintenance, display, indexing, ranking, or other activity is paid for by an advertiser, regardless of the method by which payment is determined (i.e., whether cost-per-click, cost-per-action, cost-per impression, pay-for-placement, paid-inclusion, or otherwise) and regardless of whether Publisher receives payment directly.
Paid Results: Paid Search Results and Hyperlink Results.
Paid Search Results: Paid Listings served from Overture’s paid marketplace databases in response to a Query generated through a Search Box, provided for display as sponsored listings. Paid Search Results include Local Paid Search Results.
Publisher Content: all content residing on the Site, including third party content, but excluding the Results and Marks.
Query: a search query initiated from the Search Box or a Hyperlink on the Site or any resulting search results page.
Results: Paid Search Results and Hyperlink Results, to the extent included in this Agreement and as appropriate to the context.
Search Box: a graphical area in which a user can enter a Query.
Territory: the United States and any other market upon which the parties mutually agree in writing pursuant to the terms of this Agreement.
Attachment B – Page 6